SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Global Allocation Fund
Neuberger Berman Dynamic Real Return Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: November 16, 2012

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Global Allocation Fund	0.15%
Neuberger Berman Dynamic Real Return Fund*	0.15%
Neuberger Berman Risk Balanced Commodity Strategy Fund**	0.15%
* For purposes of determining the Rate of Compensation with respect to Neuberger Berman Dynamic Real Return Fund (“Real Return Fund”), assets are based on the average daily net assets of Real Return Fund, excluding any assets invested in any wholly owned subsidiary of Real Return Fund advised by the Manager.

**For purposes of determining the Rate of Compensation with respect to Neuberger Berman Risk Balanced Commodity Strategy Fund (“Commodity Strategy Fund”), assets are based on the average daily net assets of Commodity Strategy Fund, excluding any assets invested in Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of Commodity Strategy Fund, or in any other wholly owned subsidiary of Commodity Strategy Fund advised by the Manager.

Date:  November 16, 2012